As filed pursuant to Rule 424(b)(3)
                                      Registration No. 333-34333

Pricing Supplement No. 1048 dated October 30, 1998
(To Prospectus dated September 26, 1997 and
Prospectus Supplement dated October 21, 1997)

                         XEROX CORPORATION
                   Medium-Term Notes, Series E
            Due Nine Months or More From Date of Issue
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                              GENERAL
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Principal Amount: $25,000,000
Issue Price: $25,000,000 (100% of Principal Amount)
  (see below under "Agent")
Agent's Discount or Commission: $250,000 (1% of Principal Amount)
  (see below under "Agent")
Net proceeds to Company: $24,750,000 (99% of Principal Amount) Original Issue Date (Settlement Date): November 4, 1998
Maturity Date: November 4, 2038
Agent: Salomon Smith Barney Inc. ("Salomon Smith Barney").
   Salomon Smith Barney has purchased the Notes as principal in this transaction for resale to one or more investors or other purchasers at varying prices related to prevailing market conditions at the time or times of resale as determined by Salomon Smith Barney.
Form: /X/ Book Entry      / / Certificated
Specified Currency: U.S. dollars
Authorized Denominations: $1,000
  Integral Multiples in excess thereof: $1,000
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                             INTEREST
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/x/ Floating Rate (see Base Rate specified below)

    Base Rate: LIBOR
    Designated LIBOR Page: LIBOR-Telerate page 3750
    Index Maturity: 3-month LIBOR
    Initial Interest Rate: The Initial Interest Rate from the Original Issue Date to the first Interest Reset Date shall be calculated in accordance with the provisions hereof and the provisions of the Prospectus and Prospectus Supplement to which this Pricing Supplement relates; provided, that, solely for purposes of calculating the Initial Interest Rate, the Original Issue Date shall be deemed to be the first Interest Reset Date.
    Interest Payment Date(s): Quarterly on the 4th of each February, May, August and November, commencing February 4, 1999; and at maturity.
    Interest Reset Period: Quarterly
    Interest Reset Date(s): Interest Payment Date(s)
    Spread (+/-): minus 0.20%
    Calculation Agent: Citibank, N.A.
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    EARLY REDEMPTION AND/OR REPAYMENT; OPTIONAL EXTENSION
      OF MATURITY DATE AND RESETS; AND PAYMENT CURRENCY
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Early redemption at Company's option:
   /X/ No    / / Yes (see below)

Early repayment at Holder's option:
   / / No    /X/ Yes (see below)

   General provisions: The Notes will be repayable at the option of the Holder thereof in whole or from time to time in part on the Early Repayment Dates at the Early Repayment Prices specified below, together with accrued interest thereon to the date of early repayment. The principal amount of the Notes with respect to which the early repayment option may be exercised on any Early Repayment Date shall be in minimum denominations of $1,000 and in integral multiples of $1,000 in excess thereof. In order for the Notes to be so repaid at the option of the Holder prior to the Maturity Date, both the Trustee and the Issuer must receive, at least 30 days but not more than 60 days prior to the applicable Early Repayment Date, a written notice, signed by the Holder thereof and specifying the applicable Early Repayment Date and the principal amount of the Notes with respect to which the early repayment option is being exercised on such Early Repayment Date. Such notices shall be delivered to (i) in the case of the Trustee, Citibank, N.A., 111 Wall Street, Fifth Floor, New York, New York 10043, Attention:
Corporate Agency and Trust, and (ii) in the case of the Issuer, Xerox Corporation, P.O. Box 1600, 800 Long Ridge Road, Stamford, Connecticut 06904-1600, Attention: Manager, Cash Planning and Funding.

   Early Repayment Dates: The date the interest is regularly payable in the month and the year specified below under "Early Repayment Prices".

   Early Repayment Prices: The Early Repayment Prices with respect to the applicable Early Repayment Dates shall be as follows:

   Early Repayment Dates                Early Repayment Prices
   ---------------------                ----------------------

   November 2008 . . . . . . . . . . .  99.00% of the principal amount of the Notes to be redeemed

   November 2011 . . . . . . . . . . .  99.25% of the principal amount of the Notes to be redeemed

   November 2014 . . . . . . . . . . .  99.50% of the principal amount of the Notes to be redeemed

   November 2017 . . . . . . . . . . .  99.75% of the principal amount of the Notes to be redeemed

   November 2020 and every
   third November thereafter . . . . .  100% of the principal amount of the Notes to be redeemed

Option to extend Maturity Date:
  /X/ No    / / Yes (see below)

Option to reset interest rate:
  /X/ No    / / Yes
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                            ATTACHMENT
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None.